 Exhibit 99

ViacomCBS to Sell Simon & Schuster to Penguin Random House for $2.175 Billion

NEW YORK, NY, November 25, 2020 – ViacomCBS Inc. (NASDAQ: VIAC, VIACA) today announced it has entered into a definitive agreement to sell the publishing business Simon & Schuster (“Simon & Schuster”) to Penguin Random House LLC (“Penguin Random House”), a wholly owned subsidiary of Bertelsmann SE & Co. KGaA, for $2.175 billion in cash.

This divesture follows a strategic review of non-core assets ViacomCBS undertook early in 2020. Proceeds from the transaction will be used to invest in ViacomCBS’s strategic growth priorities, including in streaming, as well as to fund the dividend and pay down debt.

This transaction is the outcome of a highly competitive auction that attracted interest from buyers around the world, reflecting Simon & Schuster’s position as one of the world’s best known publishing brands. Simon & Schuster has more than 30 publishing units across adult, children, audio and international. Its portfolio of best-selling authors includes Stephen King, Doris Kearns Goodwin and Jason Reynolds, and it owns a rich backlist of perennial favorite titles such as Catch-22 and The 7 Habits of Highly Effective People.

The transaction is expected to close in 2021, subject to customary closing conditions, including regulatory approvals. Upon close, Simon & Schuster will continue to be managed as a separate publishing unit under the Penguin Random House umbrella, and Jonathan Karp, President & CEO of Simon & Schuster, and Dennis Eulau, COO and CFO, will continue at the helm of the publishing house.

LionTree Advisors is acting as the exclusive financial advisor and Shearman & Sterling LLP is acting as legal advisor to ViacomCBS in this transaction.

Cautionary Statement Concerning Forward-Looking Statements

This communication contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: the impact of the COVID-19 pandemic (and other widespread health emergencies or pandemics) and measures taken in response thereto; technological developments, alternative content offerings and their effects in our markets and on consumer behavior; the impact on our advertising revenues of changes in consumers’ content viewership, deficiencies in audience measurement and advertising market conditions; the public acceptance of our brands, programming, films, published content and other entertainment content on the various platforms on which they are distributed; increased costs for programming, films and other rights; the loss of key talent; competition for content, audiences, advertising and distribution in consolidating industries; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; the risks and costs associated with the integration of the CBS Corporation and Viacom Inc. businesses and investments in new businesses, products, services and technologies; evolving cybersecurity and similar risks; the failure, destruction or breach of critical satellites or facilities; content theft; domestic and global political, economic and/or regulatory factors affecting our businesses generally; volatility in capital markets or a decrease in our debt ratings; strikes and other union activity; fluctuations in our results due to the timing, mix, number and availability of our films and other programming; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and programming; liabilities related to discontinued operations and former businesses; potential conflicts of interest arising from our ownership structure with a controlling stockholder; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date of this communication, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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About ViacomCBS

ViacomCBS (NASDAQ: VIAC; VIACA) is a leading global media and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Showtime Networks, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, CBS All Access, Pluto TV and Simon & Schuster, among others. The company delivers the largest share of the U.S. television audience and boasts one of the industry’s most important and extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, ViacomCBS provides powerful capabilities in production, distribution and advertising solutions for partners on five continents.

For more information about ViacomCBS, please visit www.viacomcbs.com and follow @ViacomCBS on social platforms.

About Simon & Schuster

Simon & Schuster, a ViacomCBS Company, is a global leader in general interest publishing, dedicated to providing the best in fiction and nonfiction for readers of all ages, and in all printed, digital and audio formats. Its distinguished roster of authors includes many of the world’s most popular and widely recognized writers, and winners of the most prestigious literary honors and awards. It is home to numerous well-known imprints and divisions such as Simon & Schuster, Scribner, Atria Books, Gallery Books, Pocket Books, Adams Media, Simon & Schuster Children’s Publishing and Simon & Schuster Audio and international companies in Australia, Canada, India and the United Kingdom, and proudly brings the works of its authors to readers in more than 200 countries and territories.

For more information, visit our website at www.simonandschuster.com.

Contacts

Media:

Justin Dini

Executive Vice President, Head of Corporate Communications, ViacomCBS

(917) 216-7629

justin.dini@viacom.com

Adam Rothberg

Vice President, Corporate Communications, Simon & Schuster

(212) 698-1132

adam.rothberg@simonandschuster.com

Investors:

Anthony DiClemente

Executive Vice President, Investor Relations, ViacomCBS

(917) 796-4647

anthony.diclemente@viacom.com

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